UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number:   0-29052


                         DTA HOLDING AKTIENGESELLSCHAFT
             (Exact name of registrant as specified in its charter)


                    C/O CHARLOTTENSTRASSE 59, D-10117, BERLIN
                                (49 30) 2094-5800
  (Address, including postal code, and telephone number, including area code, of registrant's principal executive offices)

                          AMERICAN DEPOSITORY RECEIPTS
  (EVIDENCING AMERICAN DEPOSITORY SHARES EACH REPRESENTING ONE ORDINARY SHARE)
            (Title of each class of securities covered by this form)

                                       N/A
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place a X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule  12g-4(a)(1)(i)   [ ]           Rule  12h-3(b)(1)(i)   [ ]
      Rule  12g-4(a)(1)(ii)  [ ]           Rule  12h-3(b)(1)(ii)  [ ]
      Rule  12g-4(a)(2)(i)   [X]           Rule  12h-3(b)(2)(i)   [ ]
      Rule  12g-4(a)(2)(ii)  [ ]           Rule  12h-3(b)(2)(ii)  [ ]
                                           Rule  15(d)-6          [ ]

Approximate  number of holders of record as of the certification or notice date:
107

Pursuant to the requirements of the Securities Exchange Act of 1934, DTA Holding Aktiengesellschaft has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August  13,  2003

                                     By:  /s/  Michael  J.  Smith
                                        ---------------------------------
                                        Michael  J.  Smith
                                        Member of Management Board